EXHIBIT 28.2


NEWS RELEASE

Contacts:      Randy Gausman, Investor Relations, tel. 510/272-8284
              Gil Roeder, Media Communications, tel. 510/272-7702


For Immediate Release


APC ANNOUNCES SETTLEMENT WITH MSC


Oakland, January 6, 1994 - American President Companies announced today that its ocean and intermodal transportation subsidiary, American President Lines
(APL), has reached a settlement on all claims between APL and the U.S. Military Sealift Command (MSC) arising from the contract that governed APL's transportation of Operation Desert Storm cargo.


A settlement was finalized on December 29, 1993 that provides for payment to APL by the MSC of up to $14 million. The principal features of the settlement include a $3.5 million payment to APL by the MSC on the settlement date, and an additional $8.75 million payment to APL by the MSC in the first quarter of 1994. The company will record income from this agreement as the proceeds are received.


Oakland-based American President Companies provides container transportation and related services through an intermodal system combining ocean, rail and truck transportation.

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